EXHIBIT 10

PURCHASE AGREEMENT

RELATING TO

755 WEST BIG BEAVER ROAD, TROY, MICHIGAN

Dated: February 18, 2011

PURCHASE AGREEMENT

RELATING TO

755 WEST BIG BEAVER ROAD, TROY, MICHIGAN

Dated: February 18, 2011 (the “Effective Date”)

1.                                       Parties.  The parties to this Purchase Agreement are:

a.             Dunham Capital Management, L.L.C., Attention:  Nancy Hughes, 230 South Phillips Avenue, Suite 202, Sioux Falls, SD 57104 (the “Seller”); and

b.             Granite City Food & Brewery, Ltd. Attention: Jim Gilbertson, 5402 Parkdale Drive, Suite 101, Minneapolis, MN 55416 (the “Buyer”).

This Agreement sometimes refers to Seller and Buyer individually as a “Party” and collectively as the “Parties”.

2.                                       Property.  The real property that is the subject of this Agreement is located at 755 West Big Beaver Road in the City of Troy, Oakland County, Michigan and is legally described on the attached Exhibit A (the “Property”).  The Property is currently unimproved.  The Parties do not contemplate the conveyance of any personal property pursuant to this Agreement.

3.                                       Purchase and Sale.  Seller agrees to sell the Property to Buyer pursuant to the terms of this Agreement, and Buyer agrees to purchase the Property from Seller pursuant to the terms of this Agreement.

4.                                       Purchase Price.  The purchase price for the Property is Two Million Five Hundred Thousand Dollars ($2,500,000) plus an additional $432.20 for every day after February 28, 2011 that the closing under this Purchase Agreement closes for reasons other than the Seller’s breach of this Agreement (the “Purchase Price”).

5.                                       Conveyance Terms.  Upon Buyer’s full performance of Buyer’s obligations under this Agreement, Seller must execute and deliver to Buyer a Warranty Deed conveying fee title to the Property to Buyer subject only to:

a.             Building, zoning and subdivision statutes, laws, ordinances and regulations;

b.             The lien of real estate taxes and special assessments not yet due and payable;

c.             Covenants, conditions, restrictions, mortgages and easements of record, if any, which exist as of the Date of Closing, as defined below, and to which Buyer does not object pursuant to the provisions of this Agreement (including, but not limited to, those described on Exhibit B attached hereto, if any), or to which Buyer objects and such objection is subsequently waived pursuant to Section 9.

(hereinafter, collectively, the “Permitted Encumbrances”).

6.                                       Possession.  Upon Buyer’s full performance of Buyer’s obligations under this Agreement, Seller must deliver possession of the Property to Buyer.

7.                                       Closing.  The Parties will meet at the offices of Briggs and Morgan, P.A. (Minneapolis) at 10:00 a.m., on April 26, 2011, or such other place or later date as the Parties may establish pursuant to the provisions of Sections 9 and 15 below (the “Date of Closing”), at which time:

a.             Seller must:

(i)            execute and/or deliver to the closing agent, with copies to Buyer, and make arrangements to have the closing agent record or file in the appropriate county land records any documents necessary to establish the marketability of Seller’s title to the Property, subject only to Permitted Encumbrances;

(ii)           execute and deliver to Buyer the deed described in Section 5 above;

(iii)          execute and deliver to Buyer and Buyer’s title insurer an appropriate Seller’s Affidavit evidencing the absence of bankruptcies, judgments, tax liens or marriage dissolution proceedings involving parties with the same or similar names as the Seller and evidencing the absence of mechanic’s lien rights affecting the Property, unrecorded interests affecting the Property, persons in possession of the Property and known encroachments or boundary line questions affecting the Property;

(iv)          deliver to Buyer appropriate corporate resolutions authorizing Seller’s conveyance of the Property to Buyer and identifying the individuals authorized to execute the deed described in Section 5 and any other documents required hereunder;

(v)           execute and deliver to Buyer a non-foreign affidavit in recordable form containing such information as is required under IRC Section 1445(b)(2) and any regulations relating thereto;

(vi)          execute and deliver to the closing agent, Buyer or other appropriate party appropriate Federal Income Tax Reporting Forms;

(vii)         execute and deliver to the closing agent, with a copy to Buyer, any statement or certification required to be delivered or presented to Buyer, or as a prerequisite to recording the deed, under Michigan law;

(viii)        deliver to Buyer the Date Down Certificate described in Section 11; and

(ix)           execute and deliver to the closing agent, a Termination of Lease with respect to that certain Lease Agreement by and between Seller and Granite City Restaurant Operations, Inc. (“GCROI”) dated June 20, 2008 (the “Lease”) (the “Termination”).

b.             Buyer must:

(i)            tender the balance of the Purchase Price to Seller in cash, certified funds or wire transferred funds;

(ii)           pay or provide evidence of payment of the following: the cost of providing the Evidence of Title as defined in Section 8; any transfer tax due upon the execution or recording of the conveyance described in Section 5; the portion of real estate taxes and, if applicable, levied or pending special assessments, pursuant to the provisions of Section 10; the premium for Buyer’s owner’s policy of title insurance; all costs associated with Buyer’s financing, if any, including mortgagee’s title insurance policy costs and premiums, if any; the fees due upon recording the deed from Seller to Buyer; and Title’s fee to conduct and insure the closing of this transaction; and

(iii)          cause GCROI to execute and deliver to the closing agent a counterpart original of the Termination.

8.                                       Evidence of Title.

a.             Buyer will order, at Buyer’s sole cost and expense, a commitment from a title insurer reasonably acceptable to Buyer (“Title”) to issue an ALTA form 2006 Owner’s Policy of Title Insurance, in the amount of the Purchase Price, insuring Buyer’s title to the Property (the “Title Commitment”).  The Title Commitment must have an effective date no later than the Effective Date.  The Title Commitment must include affirmative coverages for appurtenant easements, if any, and zoning.  The Title Commitment must obligate Title to delete standard exceptions from the Commitment and the policy upon Title’s receipt of a satisfactory survey of the Property and a seller’s affidavit in the form described in Section 7(a)(iii).

b.             Buyer will order, at Buyer’s sole cost and expense, a survey of the Property prepared by a surveyor registered under the laws of the state in which the Property is located.  The survey must be certified to Buyer, Buyer’s lender and Buyer’s title insurer, if any, and the certification language must be reasonably acceptable to Buyer.  The survey must set forth the complete and correct legal description of the Property as shown on the Title Commitment; the location of all recorded easements which are, appurtenant to or burden the Property; the location of any unrecorded easements appurtenant to or burdening the Property which are ascertainable by a reasonable inspection of the Property; the location of all improvements on the Property; the location of any improvements encroaching onto the Property from adjacent property;

the location of any improvements located on the Property which encroach onto adjacent property; the location of all adjoining public streets, roads, highways and alleys; the location of all public access to the Property; the street address of all existing improvements, if known; interior parcel boundaries, if any; all applicable municipal setback lines; the location of on-site utilities and service lines for natural gas, electricity, water and sanitary and storm sewers; the square foot area of the Property, the square foot area of all easements burdening the Property and the square foot area of the Property less the square foot area of all easements burdening the Property; and a contour line denoting the present shore line and water elevation of any lake or stream constituting a boundary of or located within the boundaries of the Property (the “Survey”).

(collectively the “Evidence of Title”).

9.                                       Examination of Title.  Within ten (10) business days of Buyer’s receipt of the last item of the Evidence of Title or within ten (10) days of Buyer’s discovery of a defect in the marketability of Seller’s title to the Property which defect was not reasonably ascertainable from the Evidence of Title, Buyer may give Seller written notice of alleged defect(s) in the marketability of Seller’s actual and record title to the Property and request that Seller make Seller’s title marketable (“Objections”).  Buyer shall have no obligation to object to any mortgage or other lien, the release of all of which shall be provided by Seller at closing.  Buyer’s failure to object to defects in the marketability of Seller’s title to the Property, in writing, within the time period set forth above, will be deemed a waiver of Buyer’s right to require Seller to cure such defects.  Such waiver will not, however, entitle Seller to exclude such defects from the warranties of title contained in Seller’s Deed to Buyer.  If Buyer notifies Seller of Objections within the time period set forth above, Seller will use Seller’s best efforts to make Seller’s actual and record title to the Property marketable.  Within ten (10) days of Seller’s receipt of Buyer’s Objection(s), Seller must notify Buyer, in writing, if Seller will attempt to make Seller’s title to the Property marketable.  If Seller notifies Buyer that Seller will attempt to make Seller’s title to the Property marketable, Seller will have up to forty-five (45) days from Seller’s receipt of Buyer’s Objections to do so, and, if necessary, the Date of Closing will be rescheduled accordingly.  If Seller makes Seller’s title marketable within the forty-five day period, Seller will notify Buyer, in writing, and the Parties must close pursuant to the terms of the Agreement.  The new “Date of Closing” will be the date fifteen (15) days from the date Seller notifies Buyer that Seller’s title is marketable.  If Seller notifies Buyer that Seller does not intend to make Seller’s title marketable or if Seller notifies Buyer that Seller intends to make Seller’s title marketable but is unable to do so within forty-five (45) days from Seller’s receipt of Buyer’s Objections, Buyer may either:

a.             terminate this Agreement pursuant to the procedures set forth in Section 19 below;

b.             notify Seller that Buyer waives Buyer’s Objections.  If Buyer waives Buyer’s Objections, the matters giving rise to such Objections will be deemed a Permitted Encumbrance and the Parties must fully perform their obligations under this Agreement.  The Parties must establish a new Date of Closing by mutual agreement, but if the Parties cannot establish a new Date of Closing by mutual agreement, the Date of Closing will be the date fifteen (15) days from the effective date of Buyer’s notice to Seller that Buyer waives Buyer’s Objections.

If Buyer does not notify Seller of Buyer’s election to terminate this Agreement pursuant to subsection (a) above or waive Buyer’s Objections pursuant to subsection (b) above within fifteen (15) days of the expiration of the forty-five (45) day period provided for above, this Agreement will automatically terminate and Buyer must deliver an executed and recordable quit claim deed to the Property to Seller.

10.                                 Real Estate Taxes and Special Assessments.  The Parties must pay the real estate taxes (which term, as used in this Agreement, includes service charges assessed against real property on an annual basis) and special assessments (and any fees and charges imposed in lien thereof) as follows:

a.             Seller represents that as of the Effective Date all real estate taxes and special assessments payable for 2009 and prior years and any penalties and interest thereon due and payable with respect to the Property have been paid;

b.             On the Date of Closing, Buyer must reimburse Seller for the amount of real estate taxes and special assessments paid by Seller for 2009 in the amount of $51,619.98;

c.             Buyer must pay or provide for the payment of all special assessments levied or pending against the Property as of the Date of Closing, including special assessments certified for payment with the current year’s real estate taxes;

d.             Seller must pay on or before the Date of Closing any penalties, assessments and interest due and payable with respect to the taxes payable for 2010 that were not paid when due; and

e.             Buyer must pay all real estate taxes due and payable for 2010 and 2011 and all special assessments certified for payment therewith and in the years following the year of closing.

11.                                 Seller’s Representations and Warranties.  Seller makes the following representations and warranties to Buyer:

a.             The individuals executing this Agreement on behalf of Seller represent to Buyer that they have the legal and limited liability company authority to execute this Agreement on behalf of Seller and to bind Seller.  Seller represents and warrants to Buyer that Seller has the legal and limited liability company authority to enter into this Agreement and to sell the Property.

b.             Seller represents and warrants that Seller is not a foreign person, foreign partnership, foreign trust or foreign estate as those terms are defined in Section 1445 of the Internal Revenue Code.

c.             Seller represents and warrants that there have been no bankruptcy or dissolution proceeding involving Seller during the time Seller has had any interest in the Property.

d.             Seller represents and warrants that there are no unsatisfied judgments of record against Seller.

e.             Seller represents and warrants that there are no state or federal tax liens filed against Seller.

f.              Seller represents and warrants that there has been no labor or materials furnished to the Property for which payment has not been paid.

g.             Seller represents and warrants that there are no unrecorded mortgages, contracts, purchase agreements (other than this Agreement), options, leases (other than the Lease), easements or other agreements or interest relating to the Property.

h.             Seller represents and warrants that there are no persons in possession of any portion of the Property other than pursuant to a recorded document.

i.              Seller represents that, to the best of Seller’s actual knowledge, that there are no encroachments or boundary line questions affecting the Property.

j.              Seller represents and warrants that Seller is the fee owner of the Property subject only to Permitted Encumbrances.

k.             Seller represents and warrants that the Property has legal access to a public right of way.

l.              Seller represents and warrants that Seller has not received notice of any new public improvement project(s), the cost of which a governmental entity may assess against the Property.

m.            Seller represents that, to the best of Seller’s actual knowledge, Property and the improvements thereon, if any, are not in violation of any statute, law, ordinance or regulation.

n.             Seller represents that, to the best of Seller’s actual knowledge there is no action, litigation, governmental investigation, condemnation or administrative proceeding of any kind pending against Seller or involving any portion of Property, and no third party has threatened Seller with commencement of any such action, litigation, investigation, condemnation or administrative proceeding.

o.             Seller represents and warrants that Seller is not in default in the performance of any of Seller’s obligations under any mortgage, contract for deed, easement agreement, covenant, condition, restriction or other instrument relating to the Property.

p.             Seller represents that there are no wells on the Property.

q.             Seller represents that to the best of Seller’s actual knowledge, there are no underground or above ground storage tanks of any size or type located on the Property.

r.              Seller represents that to the best of Seller’s actual knowledge there are no Hazardous Substances located on the Property; the Property is not subject to any liens or claims by government or regulatory agencies or third parties arising from the release or threatened release of Hazardous Substances in, on or about Property; and Property has not been used in connection with the generation, disposal, storage, treatment or transportation of Hazardous Substances except as follows:

For purposes of this Agreement, the term “Hazardous Substance” includes but is not limited to substances defined as “hazardous substances,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., and substances defined as “hazardous wastes,” “hazardous substances,” “pollutants, or contaminants” as defined in the Minnesota Environmental Response and Liability Act, Minnesota Statutes, §115B.02.  The term “hazardous substance” also includes asbestos, polychlorinated biphenyls, petroleum, including crude oil or any fraction thereof, petroleum products, heating oil, natural gas, natural gas liquids, liquified natural gas, or synthetic gas useable for fuel (or mixtures of natural gas and synthetic gas).

s.             Seller represents that no activity has been undertaken on the Property that would cause or contribute to the discharge of pollutants or of fluids into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. or the Clean Air Act, 42 U.S.C. §7401 et seq. or any similar state law or local ordinance.

t.              Seller represents that it has not dealt with any real estate broker, salesperson or finder in connection with this Agreement, and agrees to indemnify Buyer, its agents and employees harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, salesperson or finder retained by or through Seller for any fee or commission alleged to be due to such broker, salesperson or finder.

If, at any time prior to the Date of Closing, Seller acquires actual knowledge of events or circumstances which render the representations set forth in this Section 11 inaccurate in any respect, Seller must immediately notify Buyer, in writing.  Seller will indemnify Buyer, its successors and assigns, against and will hold Buyer, its successors and assigns harmless from, any expenses or damages, including reasonable attorneys fees, that Buyer incurs because of the Seller’s breach of any of the above warranties; the inaccuracy of any of the above representations when made; or Seller’s failure to notify Buyer, before the Date of Closing, if the representations set forth above become inaccurate.  The representations, warranties and indemnification set forth above will survive the closing of this transaction and Seller’s delivery of a deed to Buyer.  At closing, an authorized representative of Seller must execute and deliver to Buyer a certificate of

Seller certifying that the representations contained in this Section 11 are true as of the Date of Closing or, if such representations are no longer true, describing, in detail, the reasons why the representations are no longer true (the “Date Down Certificate”).

12.                                 Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to Seller as follows:

a.                                       The individuals executing this Agreement on behalf of Buyer represent and warrant that they have the legal and corporate authority and the legal capacity to execute this Agreement on behalf of Buyer and to bind Buyer.  Buyer represents that Buyer has the full and complete authority to enter into this Agreement and to purchase the Property.

b.                                      Buyer represents that it has not dealt with any real estate broker, salesperson or finder in connection with this Agreement, and agrees to indemnify Seller, its agents and employees harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, salesperson or finder retained by or through Buyer for any fee or commission alleged to be due to such broker, salesperson or finder.

13.                                 Indemnifications.

a.                                       Seller must indemnify and defend Buyer against and hold Buyer harmless from any and all claims, causes of action, administrative orders, costs, expenses and liabilities of every kind and nature and howsoever originating and existing, arising out of Seller’s operation or ownership of the Property prior to the Date of Closing, whether currently known or unknown including, but not limited to, claims for environmental contamination of the Property and including Buyer’s attorneys fees and costs incurred in defending against claims to establish or enforce such liabilities.

b.                                      Buyer must indemnify and defend Seller and hold Seller harmless from any and all claims, causes of action, administrative orders, costs, expenses and liabilities of every kind and nature howsoever originating and existing, arising out of any and all the Buyer’s operation or ownership of the Property subsequent to the Date of Closing, including, but not limited to claims for environmental contamination of the Property and including Seller’s attorneys fees and costs incurred in defending claims to establish or enforce such liabilities.

14.                                 Seller’s Disclosure and Buyer’s Inspection.  Seller must deliver to Buyer such of the following as are currently in Seller’s possession or readily available to Seller at no cost within ten (10) days of the Effective Date:

a.                                       Construction drawings and specifications for the improvements located or proposed to be located on the Property.

b.                                      All documents, plans, permits and related assets in Seller’s possession or available to Seller regarding the development of the Property.

c.             All environmental assessments or reports relating to the Property.

At all times prior to the Date of Closing, Buyer and its agents have the right, upon reasonable notice to Seller, to go upon the Property to inspect the Property and to determine the condition of the Property and the improvements located thereon, including specifically the presence or absence of hazardous substances, petroleum products and asbestos in, on, or about the Property.  Seller agrees to cooperate with Buyer in this regard including making personnel available for orientations on various systems located within the improvements located on the Property.  Buyer agrees to indemnify and defend Seller from and to hold Seller harmless against any and all claims, causes of action or expenses, including attorneys fees, relating to or arising from Buyer’s presence on the Property prior to the Date of Closing and to provide Seller with evidence that Buyer maintains reasonably adequate liability insurance, including contractual liability endorsement or provisions insuring Buyer’s potential liability’s under this Section 14.  Buyer agrees to repair any damage to the Property caused by such inspections and to return the Property to substantially the same condition as existed prior to Buyer’s inspection.  Buyer is purchasing the Property in “AS IS” condition relying only on the representations set forth in this Agreement.

15.                                 Buyer’s Contingencies.  Buyer’s obligations under this Agreement are contingent on:

a.             Seller’s timely performance of each of Seller’s obligations under this Agreement;

b.             Buyer’s determination that the representations set forth in Section 11 are true, when made, and remain true as of the Date of Closing.

c.             Buyer and Seller closing on that certain stock repurchase transaction on or before the Date of Closing, pursuant to which Buyer will repurchase 3,000,000 shares of issued and outstanding common stock of the company owned by DHW Leasing, L.L.C. (the “Stock Repurchase Transaction”).  If the Stock Repurchase Transaction has not closed on or before the Date of Closing, the Date of Closing shall be deferred until the date on which the Stock Repurchase Transaction closes, or if the Stock Repurchase Transaction is terminated or does not close, then this Purchase Agreement shall automatically terminate.

d.             The removal or waiver by the Date of Closing, in form satisfactory to Buyer in its sole discretion, of certain repurchase rights contained in that certain Repurchase Option Agreement by and between Seller and 755 Tower Associates, L.L.C. and recorded against the Property.

16.                                 Condemnation.  If a public or private entity with the power of eminent domain commences condemnation proceedings against all of any part of the Property, Seller must immediately notify Buyer, and Buyer may, at Buyer’s sole option, terminate this Agreement pursuant to Section 19 below.  Buyer will have twenty (20) days from Buyer’s receipt of Seller’s notice to Buyer to exercise Buyer’s termination right.  If Buyer does not terminate this Agreement within said twenty (20) day period, the Parties must fully perform their obligations under this Agreement, with no reduction in the Purchase Price, and Seller must assign to Buyer, on the Date of Closing, all of Seller’s right, title and interest in any award made or to be made in the condemnation proceedings.  Seller may not designate counsel, appear or otherwise act with respect to any such condemnation proceedings without Buyer’s prior written consent unless Buyer fails to respond within seven (7) days to a request for such written consent.

17.                                 Assignment.  Buyer may not assign Buyer’s rights and obligations under this Agreement to a third party without the written consent of Seller unless the assignment is to a related entity controlled by the Buyer.  Seller may grant or withhold Seller’s consent to an Assignment at Seller’s sole discretion.

18.                                 Default.  If either Party defaults in the performance of any of the Party’s obligations under this Agreement, the non-defaulting Party may, after written notice to the defaulting Party, suspend performance of its obligations under this Agreement, and the rights of the non-defaulting Party are as follows:

a.             Buyer’s Default.  If Buyer defaults in the performance of any of Buyer’s obligations under this Agreement, Seller has the right to:

(i)            Terminate this Agreement in accordance with applicable law;

(ii)           commence an action in a court of competent jurisdiction seeking a judgment terminating this Agreement and awarding damages to Seller.  In any such action for damages, Seller may also recover Seller’s attorneys’ fees and costs;

(iii)          initiate a civil action to compel Buyer’s specific performance of Buyer’s obligations under this Agreement provided that Seller commences the action within six (6) months of the date of Buyer’s default.  In any such action for specific performance, Seller may also recover Seller’s attorneys fees and costs.

The remedies set forth in this Section 18(a) are Seller’s sole and exclusive remedies in the event of Buyer’s default.

b.             Seller’s Default.  If Seller defaults in the performance of any of Seller’s obligations under this Agreement, Buyer may:

(i)            terminate this Agreement pursuant to Section 19, below;

(ii)           commence an action in a court of competent jurisdiction seeking a judgment terminating this Agreement and awarding damages to Buyer.  In any such action for damages, Buyer may also recover Buyer’s attorneys’ fees and costs; or

(iii)          initiate a civil action to compel Seller’s specific performance of Seller’s Obligations under this Agreement provided that Buyer commences such action within six (6) months of the date of Seller’s default.  In any such action for specific performance, Buyer may also recover Buyer’s attorneys fees and costs.

The remedies set forth in this Section 18(b) are Buyer’s sole and exclusive remedies in the event of Seller’s default.

19.                                 Termination of this Agreement.  Sections 9, 15, 16 and 18(b)(i) of this Agreement allow Buyer to terminate this Agreement under certain conditions.  Section 18(a)(i) of this Agreement allow Seller to terminate this Agreement under certain conditions.  The following procedures govern the Parties exercise of their termination rights:

a.             A Party intending to terminate this Agreement pursuant to one of the above-referenced Sections (the “Terminating Party”) must notify the non-terminating Party (the “Non-Terminating Party”), in writing, of the Terminating Party’s intent to terminate this Agreement.

b.             The Terminating Party’s notice must recite the Section of this Agreement that authorizes the Terminating Party’s termination of this Agreement and must describe the facts and circumstances which the Terminating Party asserts justify termination under the referenced Section.

c.             The Terminating Party’s notice of termination will be effective as of the date the Terminating Party deposits the notice of termination with the United States Postal Service, with all necessary postage paid, for delivery to the Non-Terminating Party via certified mail, return receipt requested at the address set forth in Section 1 above.  If the Terminating Party delivers a notice of termination in a different manner than described in the preceding sentence, the notice of termination will be effective as of the date the Non-Terminating Party actually receives the notice of termination.  The Terminating Party must also mail a copy of the notice of termination to the Parties respective attorneys as provided for in Section 22 below.

d.             If the Non-Terminating Party disputes the Terminating Party’s right to terminate this Agreement, the Non-Terminating Party must so notify the Terminating Party, in writing, within three (3) business days of the Non-Terminating Party’s receipt of the Terminating Party’s notice of termination.

e.             If the Non-Terminating Party does not dispute the Terminating Party’s right to terminate the Agreement, Buyer must execute and deliver to Seller a recordable quit claim deed conveying the Property to Seller.

f.              If the Parties dispute the validity of an attempted termination of this Agreement, either Party may initiate a civil action in a court of competent jurisdiction to determine the status of this Agreement, and the Party that prevails in any such action is entitled to recover the costs and reasonable attorneys’ fees which such Party incurs in the action from the non-prevailing Party.

20.                                 Time.  Time is of the essence for all provisions of this Agreement.

21.                                 Survival of Terms.  The Parties’ obligations under this Agreement and the representations and warranties which the Parties have recited in this Agreement will survive Seller’s delivery of a deed to Buyer and the closing of this transaction.

22.                                 Notices.  All notices provided for in this Agreement must be in writing.  The notice will be effective as of the date two days after the Party sending such notice deposits the notice with the United States Postal Service with all necessary postage paid, for delivery to the other Party via certified mail, return receipt requested, at the address set forth in Section 1 above.  If Party delivers a notice provided for in this Agreement in a different manner than described in the preceding sentence, notice will be effective as of the date the other party actually receives the notice.  The Party sending the notice must also mail a copy of the notice to the Parties’ respective attorneys via first class United States mail at the addresses set forth below:

Attorney for Buyer:	Sarah Edstrom Smith
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-2157
Phone: (612) 977-8856
Fax: (612) 977-8650
Email: sedstromsmith@briggs.com

Attorney for Seller:	John Archer Esq.
Hagen, Wilka & Archer, LLP
600 South Main Avenue
Suite 102
Sioux Falls, SD 57104
Phone: (605) 334-0005
Fax: (605) 334-4814
Email: john@hwalaw.com

23.                                 Full Agreement.  The Parties acknowledge that this Agreement represents the full and complete agreement of the Parties relating to the purchase and sale of the Property and all matters related to the purchase and sale of the Property.  This Agreement supersedes and replaces any prior agreements, either oral or written, and any amendments or modifications to this Agreement must be in writing and executed by both Parties to be effective; provided, however, if the transaction contemplated by this Agreement does not close, all prior agreements by and between the Seller and the Buyer with respect to the Property shall remain in full force and effect.

24.                                 Governing Law.  This Agreement has been made under the laws of the State of Michigan and such laws control its interpretation.

Dated: February 18, 2011	SELLER:

DUNHAM CAPITAL MANAGEMENT, L.L.C.

	By	/s/ Donald A. Dunham, Jr.
Its Managing Member

Dated: February 18, 2011	BUYER:

GRANITE CITY FOOD & BREWERY, LTD.

/s/ Jim Gilbertson
Jim Gilbertson
Its: Chief Financial Officer

2

EXHIBIT A TO PURCHASE AGREEMENT

LEGAL DESCRIPTION OF THE PROPERTY

Part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, described as:  Commencing at the Northwest corner of Section 28; thence along the North line of said Section 28, North 87 degrees 28 minutes 23 seconds East, 1257.91 feet; thence along the East Right-of-Way line of Troy Center Drive (120 feet wide), South 02 degrees 31 minutes 05 seconds East 332.19 feet; thence North 87 degrees 28 minutes 55 seconds East, 220.00 feet to the point of beginning; thence North 02 degrees 31 minutes 05 seconds West, 230.00 feet to the South Right-of-Way line of Big Beaver Road (204 feet wide); thence along said Right-of-Way, North 87 degrees 28 minutes 55 seconds, 279.81 feet to the Southwesterly Right-of-Way line of I-75 Expressway; thence along said Southwesterly Right-of-Way, South 45 degrees 23 minutes 49 seconds East, 174.67 feet; and South 02 degrees 31 minutes 05 seconds, 102.00 feet; thence South 87 degrees 28 minutes 55 seconds West, 398.66 feet to the point of beginning, together with the benefit(s) afforded by Cross Access — Joint Drive Easements recorded in Liber 37251, Page 741 and in Liber 37182, Page 805, Oakland County Records.

Re:  755 West Big Beaver Road

Tax Item No. 20-28-101-066

A-1

EXHIBIT B TO PURCHASE AGREEMENT

PERMITTED ENCUMBRANCES

B-1